Cooperating Agreement on Popularizing "General English 300" Online Test Tutoring Program

Cooperating parties:
Party A: Shanghai General English Testing Office
Party B: Shanghai Broadband Networks Inc.

General English 300 online test tutoring program has been developed and completed for 2 months. The following agreements have been reached after discussion for better cooperation.

1. Party B is responsible for the following preparation and marketing work:

1) Website launching - server operating officially and debugging successfully

Due date: July 25th, 2002

2) Producing study card - designing card and coordinating with card manufacturer

Due date: one week after this agreement comes into force

3) Preparing propaganda material

Due date: two weeks after this agreement comes into force

4) Working together with party A for marketing development

1. Party A consents student's study records as the reference to the testing result if student completes 25 hours study and 40% of the exercises. Party A can provide student a makeup opportunity.

2. Party A agrees the study card and GE300 material to be sold together by Party B. Selling modes are as follows:

1) Bundle sale: study card is sold with teaching material together, the card price is 40.00 RMB.

2) Single sale: each card is 50.00 RMB

Both parties can adopt promotion mode; however the price shall not be lower than the pricing mentioned above.

3) Party A will receive 20% of selling income, party A will have 80% of income

4) Party A and Party B can establish flexible marketing plan in order to further promote the program

Party A and Party B will assign special person to do marketing together to make sure the work is opened to both parties.

This agreement has 2 copies kept by both parties. I will become effective once it's signed and sealed. Other relevant matters not mentioned in this agreement will be confirmed after discussion.

Party A: Shanghai General English Testing Office

Party B: Shanghai Broadband Networks Inc.